U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 4
                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


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     1    Name and Address of Reporting Person:

          Bank of America Corporation
          Bank of America Corporate Center
          100 North Tryon Street
          Charlotte, NC  28255

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     2    Issuer Name and Ticker or Trading Symbol: Williams
          Industries, Inc.  (WMSI)

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     3    IRS Number of Reporting Person:  560906609

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     4    Statement For: October 1999

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     5    If Amendment, Date of Original:

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     6    Relationship of Reporting Person to Issuer:

          Director
          Officer
          10% Owner  X
          Other

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     7    Individual or Joint/Group Filing:

          Form Filed by One Reporting Person:
          Form Filed by More than One Reporting Person:  X

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FORM 4
Page 2 of 3


                                   Table I

    Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned



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      1    Title of Security:  Williams Industries, Inc. Common Stock

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      2    Transaction Date:  October 4, 1999

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      3    Transaction Code = S

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      4    Securities Acquired (A) or Disposed of (D):

           Amount         A or D         Price

           620,766        D              $3

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      5    Amount of Securities Beneficially Owned at End of Month:


           500


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      6   Ownership Form: Direct (D)


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      7   Nature of Indirect Beneficial Ownership:  Not Applicable

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FORM 4
Page 3 of 3


Information Regarding Joint Filers and Other Entities
Name, Address, Designation


Bank of America Corporation
100 North Tryon Street
Charlotte, NC  28255
Parent of NB Holdings Corporation

NB Holdings Corporation
1209 Orange Street
Wilmington, DE 19801
Parent of Bank Of America, N.A.

Bank of America, N.A.
101 South Tryon Street
Charlotte, NC 28255
National Bank






DATE: November 22, 1999


Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.


BY: /s/ PETER J. BROWN


Peter J. Brown
Vice President
Corporate Compliance